Exhibit 10.9

EXCLUSIVE LICENSE AGREEMENT

BROWN ID 2502 - (Chit1) Small Molecule Antifibrotic

This Exclusive License Agreement (this “Agreement”) is entered into as of July 31, 2020 (the “Effective Date”), by and between Elkurt Inc. a Delaware corporation, with an address at 297 President Ave, Providence RI 02906 (“Elkurt”) and Ocean Biomedical Inc, a Delaware corporation with an address at 19W060 Avenue LaTours, Oak Brook, IL 60523 (“Licensee”).

WHEREAS, the technology claimed in the Patent Rights (as defined below) was developed in research conducted by personnel at Brown University (“Brown”) and

WHEREAS, Elkurt has obtained a license from Brown to such Patent Rights and related Know-How; and

WHEREAS, Ocean wishes to obtain a license under the Patent Rights;

WHEREAS, Elkurt desires to have products based on the inventions described in the Patent Rights developed and commercialized to benefit the public;

WHEREAS, Ocean has represented to Elkurt, in order to induce Elkurt to enter into this Agreement, that Ocean shall commit itself to diligent efforts to develop, obtain regulatory approval for and commercialize such products; and

WHEREAS, Ocean wishes to obtain a license under the Patent Rights, and Elkurt wishes to grant Ocean such a license, all in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties hereto, for good and valuable consideration and intending to be legally bound, hereby agree as follows:

1.	Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 1, whether used in the singular or the plural, will have the meanings specified below.

1.1.    “Affiliate” means, with respect to a person, organization or entity, any person, organization or entity controlling, controlled by or under common control with, such person, organization or entity. For purposes of this definition only, “control” of another person, organization or entity will mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control will be presumed to exist when a person, organization or entity (a) owns or directly controls [####] or more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint [####] or more of the members of the governing body of the other organization or entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than [####], and that in such cases such lower percentage will be substituted in the preceding sentence.

1.2.    “Calendar Quarter” means each of the periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, for so long as this Agreement is in effect.

1.3.    “Development and Commercialization Milestones” means the development and commercialization milestones set forth in Exhibit A to this Agreement.

1.4.    “Development and Commercialization Plan” means the plan for the development and commercialization of Licensed Products attached hereto as Exhibit B, as such plan may be adjusted from time to time pursuant to Section 3.2

1.5.    “Field” means pulmonary fibrosis and other fibrotic conditions.

1.6.    “First Commercial Sale” means the date of the first sale by Licensee, its Affiliate, a Sublicensee or an Affiliate of Sublicensee, of a Licensed Product to a third party for end use consumption of such Licensed Product and resulting in Net Sales.

1.7.    “Know-How” means all Brown proprietary expertise, knowledge, trade secrets, formulas, processes, ideas, information and documentation pertaining to the research, development and commercialization of Licensed Products, in each case only to the extent developed under the direction of Researcher(s) prior to the Effective Date of the Elkurt license from Brown. A list of said Know-How is attached hereto as Exhibit D.

1.8.    “Know-How Product” means a Licensed Product, for use in the Field, that incorporates or otherwise utilizes, whether in its manufacture, use or otherwise, the Know-How, but for which its making, using, selling or importation would not directly or indirectly infringe a Valid Claim in the country in which the product is made, used, sold or imported even in the absence of the license granted herein.

1.9.    “Licensed Product” means: (a) any product or service, for use in the Field, the making, using, selling or importation of which would, but for the license granted herein, directly or indirectly infringe a Valid Claim in the country in which the product is made, used, sold or imported, (b) any product or service, for use in the Field, that incorporates or otherwise utilizes, whether in its manufacture, use or otherwise, the Know-How, or (c) any materials sold for use in conjunction with (a) or (b).

1.10.    “Licensed Rights” means the Patent Rights and the Know-How.

1.11.    “Net Sales” means the gross amount billed or invoiced by or on behalf of any Related Entity on sales, leases or other transfers of Licensed Products, less the following to the extent applicable with respect to such sales, leases or other transfers and not previously deducted from the gross invoice price: (a) customary trade, quantity or cash discounts to the extent actually allowed and taken; (b) amounts actually repaid or credited by reason of rejection or return of any previously sold, leased or otherwise transferred Licensed Products; (c) customer freight charges that are paid by or on behalf of the Related Entity; and (d) to the extent separately stated on purchase orders, invoices or other documents of sale, any sales, value added or similar taxes, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Licensed Product that are paid by or on behalf of the Related Entity, but not including any tax levied with respect to income; provided that:

1.11.1.    in any transfers of Licensed Products between any Related Entity and another Related Entity not for the purpose of resale by such other Related Entity, Net Sales will be equal to the fair market value of the Licensed Products so transferred, assuming an arm’s length transaction made in the ordinary course of business;

1.11.2.    in the event that any Related Entity receives non-cash consideration for any Licensed Products or in the case of transactions not at arm’s length with a non-Affiliate of a Related Entity, Net Sales will be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business; and

1.11.3.    sales of Licensed Products by a Related Entity to another Related Entity for resale by such other Related Entity will not be deemed Net Sales. Instead, Net Sales will be determined based on the gross amount billed or invoiced by such other Related Entity upon resale of such Licensed Products to a third-party purchaser.

1.12.    “Non-Royalty Sublicense Income” means any payments or other consideration, including non-cash consideration, that Licensee or any of its Affiliates receives in connection with a Sublicense, other than royalties based on Net Sales. If (a) Licensee or its Affiliate receives non-cash consideration in connection with a Sublicense or (b) Licensee or its Affiliate is involved in a transaction not at arm’s length, Non-Royalty Sublicense Income will be calculated, respectively, based on the fair market value of such consideration or transaction calculated at the time of the transaction and assuming an arm’s length transaction made in the ordinary course of business.

1.12.1.        Milestone Payments. Non-Royalty Sublicense Income shall include only that amount of any Milestone Payment received by Licensee in connection with a Sublicense which is in excess of the amount, if any, that Licensee is required to pay to Licensor as a Milestone Payment under this Agreement.

1.13.    “Patent Rights” means, in each case to the extent owned and controlled by Elkurt: (a) the patents and patent applications listed in Exhibit C; (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) foreign equivalents of (a) and (b); and (d) any supplementary protection certificates or any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a), (b) and (c).

1.14.    “Related Entity” means Licensee, any Affiliate of Licensee, any Sublicensee and any Affiliate of a Sublicensee.

1.15.    “Sublicense” means: (a) any right granted, license given or agreement entered into by Licensee to or with any other person or entity, under or with respect to or permitting any use or exploitation of any of the Patent Rights or Know-How or otherwise permitting the development, manufacture, marketing, distribution, use and/or sale of Licensed Products; (b) any option or other right granted by Licensee to any other person or entity to negotiate for or receive any of the rights described under clause (a); or (c) any standstill or similar obligation undertaken by Licensee toward any other person or entity not to grant any of the rights described in clause (a) or (b) to any third party; in each case regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense.

1.16.    “Sublicensee” means any person or entity granted a Sublicense.

1.17.    “Territory” shall mean worldwide

1.18.    “Valid Claim” means: (a) a claim of an issued and unexpired patent within the Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned or (iv) permanently lost through an interference, inter partes review, opposition or other proceeding without any right of appeal or review; or (b) a pending claim of a pending patent application within the Patent Rights, where such patent application has been pending for no more than seven (7) years since its earliest effective priority date.

2.	License.

2.1.    License Grant. Subject to the terms and conditions set forth in this Agreement, and subject to the terms of the license agreement from Brown to Elkurt, Elkurt hereby grants to Licensee an exclusive, royalty-bearing license throughout the Territory to the Patent Rights and a non-exclusive, royalty-bearing license throughout the Territory to Know-How, solely to make, have made, market, offer for sale, use and sell Licensed Products for use in the Field. Licensee shall have no right to grant Sublicenses under such license, except as specifically set forth in Section 2.3.

2.1.1.    Elkurt retains for itself, and Licensee recognizes that Brown has retained the right, for itself and for other not-for-profit research organizations, to practice the rights licensed hereunder solely for academic research, educational and scholarly purposes.

2.1.2.    Elkurt retains for itself, and Licensee recognizes that Brown has retained the right to submit for publication the scientific findings from research conducted by or through Elkurt or its investigators (including the Researcher(s)) related to the Licensed Rights.

2.1.3.    Licensee acknowleges that the United States federal government may have rights pursuant to 35 U.S.C. §§ 200-212 and 37 C.F.R. § 401 et seq. in the Patent Rights, and any

rights granted herein are expressly subject to the aforesaid laws and regulations. Any right granted in this Agreement greater than that permitted under 35 U.S.C. §§ 200-212 or 37 C.F.R. § 401 et seq. will be subject to modification as may be required to conform to the provisions of those statutes and regulations.

2.2.    Exploitation of Licensed Rights by Affiliates. The license granted to Licensee under Section 2.1 includes the right to have any or all of Licensee’s rights and/or obligations under this Agreement exercised and/or performed by one or more of Licensee’s Affiliates on Licensee’s behalf provided that:

2.2.1.    no such Affiliate will be entitled to grant, directly or indirectly, to any third party any right of whatever nature under, or with respect to, or permitting any use or exploitation of, any of the Licensed Rights;

2.2.2.    any act or omission taken or made by an Affiliate of Licensee under this Agreement shall be deemed an act or omission by Licensee under this Agreement; and

2.2.3.    an Affiliate may only practice such rights during the time that it remains an Affiliate of Licensee.

2.3.    Sublicenses.

2.3.1.    Sublicense Grant. Licensee will be entitled to grant Sublicenses to third parties under the license granted pursuant to Section 2.1 subject to the terms of this Section 2.3. Any such Sublicense shall be on terms and conditions in compliance with and not inconsistent with the terms of this Agreement. The grant of a Sublicense shall not in any way diminish or alter Licensee’s obligations under this Agreement.

2.3.2.    Sublicense Agreements. Licensee shall grant sublicenses pursuant to written agreements, which will be subject and subordinate to the terms and conditions of this Agreement. Such Sublicense agreements will contain, among other things, the following:

2.3.2.1.    all provisions necessary to ensure Licensee’s ability to perform its obligations under this Agreement;

2.3.2.2.    a section substantially the same as Section 9 of this Agreement, which also will state that the Indemnitees (as defined in Section 9) are intended third party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification;

2.3.2.3.     a provision prohibiting the Sublicensee from sublicensing its rights under such Sublicense agreement unless previously approved in writing by Brown and Licensee, which approval shall not be unreasonably withheld;

2.3.2.4.    a provision prohibiting the Sublicensee from assigning the Sublicense agreement without the prior written consent of Elkurt and Brown, except that

Sublicensee may assign the Sublicense agreement to a successor in connection with the merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which the Sublicense agreement relates; provided, however, that any permitted assignee agrees in writing to be bound by the terms of such Sublicense agreement.

2.3.2.5.    Such Provisions as are required in the license granted to Elkurt by Brown.

2.3.3.    Delivery of Sublicense Agreement. Licensee shall furnish Elkurt with a fully executed copy of any Sublicense agreement, promptly after its execution. Elkurt shall keep such agreement in its confidential files and shall use it solely for the purpose of monitoring Licensee’s and Sublicensees’ compliance with their obligations hereunder and enforcing Elkurt’s rights under this Agreement and the Sublicense, and may provide a copy to Brown as required in the Brown license.

2.3.4.    Breach by Sublicensee. Licensee shall be responsible for any breach of a Sublicense by any Sublicensee that results in a material breach of this Agreement. Without limiting the foregoing, Licensee shall (a) cure such breach in accordance with Section 10.2.2 of this Agreement or (b) enforce its rights by terminating such Sublicense agreement in accordance with the terms thereof.

2.4.    No Other Grant of Rights. Except as expressly provided herein, nothing in this Agreement will be construed to confer any ownership interest, license or other rights upon Licensee by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of Elkurt or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any Licensed Rights.

3.	Development and Commercialization.

3.1.    Diligence. Licensee shall use commercially reasonable efforts and shall cause its Sublicensees to use commercially reasonable efforts: (a) to develop Licensed Products in accordance with the Development and Commercialization Plan, which may be amended from time to time by mutual agreement of the Parties; (b) to introduce Licensed Products into the commercial market; and (c) to market Licensed Products following such introduction into the market. In addition, Licensee, by itself or through its Affiliates or Sublicensees, shall use commercially reasonable efforts to achieve the Development and Commercialization Milestones.

3.2.    Adjustments of Development Plan. Licensee will be entitled, from time to time, to make such adjustments to the then applicable Development and Commercialization Plan as Licensee believes, in its good faith judgment, are needed in order to improve Licensee’s ability to meet the Development and Commercialization Milestones. Licensee shall inform Elkurt of any such adjustments in writing.

3.3.    Reporting. Elkurt and Licensee acknowledge that Licensee is required to raise at least [####] in equity financing (the “Financing Goal”). On a monthly basis, no later than by the last day of every calendar month, Licensee shall furnish Elkurt with a written report summarizing efforts undertaken to achieve the Financing Goal until the Financing Goal is achieved. Within [####] after the end of each [####], Licensee shall furnish Elkurt with a written report summarizing its, its Affiliates’ and its Sublicensees’ efforts during the prior year to develop and commercialize Licensed Products, including without limitation: (a) research and development activities; (b) commercialization efforts; and (c) marketing efforts. Each report must contain a sufficient level of detail for Elkurt to assess whether Licensee is in compliance with its obligations under Section 3.1 and a discussion of intended efforts for the then current year. Together with each report, Licensee shall provide Elkurt with a copy of the then current Development and Commercialization Plan and business information, including funding, employees, hiring and other information on request.

3.4.    Failure to Meet Milestones; Opportunity to Cure. If Licensee believes that it will not achieve a Development and Commercialization Milestone, it may request that Elkurt extend the relevant Development and Commercialization Milestone. If Licensee chooses to make such a request, it shall notify Elkurt in writing in advance of the relevant deadline of such milestone, and shall include with such notice (a) a reasonable explanation of the reasons for such failure (“Explanation”) and (b) a reasonable, detailed, written plan for promptly achieving a reasonable extended and/or amended milestone (“Plan”). If Licensee so notifies Elkurt and provides Elkurt with an Explanation and Plan, both of which are acceptable to Elkurt in its reasonable discretion, then Exhibit B will be amended automatically to incorporate the extended and/or amended milestone set forth in the Plan. If Licensee so notifies Elkurt and provides Elkurt with an Explanation that is acceptable to Elkurt (in its reasonable discretion), but with a Plan that is not acceptable to Elkurt in its reasonable discretion, then Elkurt will explain to Licensee why the Plan is not acceptable and will provide Licensee with suggestions for an acceptable Plan. Licensee will thereafter have one further opportunity to provide Elkurt with an acceptable Plan (in Elkurt’s reasonable judgment) within [####], during which time Elkurt will work with Licensee in its effort to develop an acceptable Plan (in Elkurt’s reasonable judgment). If, within such [####], Licensee provides Elkurt with an acceptable Plan (in Elkurt’s reasonable judgment), then Exhibit B will be amended automatically to incorporate the extended and/or amended milestone set forth in the Plan. If, within such [####], Licensee fails to provide an acceptable Plan (in Elkurt’s reasonable judgment), then Licensee will have an additional [####]or until the original deadline of the relevant Development and Commercialization Milestone, whichever is later, to meet such milestone. Licensee’s failure to do so shall constitute a material breach of this Agreement and Elkurt shall have the right to terminate this Agreement forthwith, without limitation to any other rights or remedies available to Elkurt.

4.	Consideration for Grant of License.

4.1.    Funding. Licensee shall raise no less than [####] in equity financing on or before [####].

4.2.    License Maintenance Fee. Licensee Elkurt a license maintenance fee of [####] within 15 days of achieving the funding provided in Section 4.1, or by May 15, 2021, whichever shall first occur and [####] every year thereafter on the anniversary of the Effective Date. Beginning on the anniversary date which is [####] from the Effective Date, and every year thereafter said annual License Maintenance Fee shall be [####].

4.3.    Other Payments.

4.3.1.    Royalties. Licensee shall pay Elkurt an amount equal to [####] of Net Sales.

4.3.2.    Non-Royalty Sublicense Income. Licensee will pay Elkurt an amount equal to (a) [####] of all Non-Royalty Sublicense Income for any Sublicense executed prior to the First Commercial Sale and (b) [####] of all Non-Royalty Sublicense Income for any Sublicense executed after the First Commercial Sale.

4.3.3.    Patent Challenge. If Licensee, its Affiliate, a Sublicensee or an Affiliate of a Sublicensee commences an action in which it challenges the validity, enforceability or scope of any of the Patent Rights (a “Challenge Proceeding”), Licensee will first provide Elkurt with at least [####] prior written notice that it intends so to do before filing such a challenge. Following the giving of such notice, Licensee will pay to Elkurt the amounts due under Sections 4.2.1 and 4.2.2 at the rate of two times the applicable rate during the pendency of such Challenge Proceeding. Should the outcome of such Challenge Proceeding determine that any claim of a patent challenged by Licensee is valid and/or infringed and/or enforceable, as applicable, Licensee will thereafter pay to Elkurt the amounts due under Sections 4.2.1 and 4.2.2 at the rate of three times the applicable rate for all Licensed Products sold that would infringe such claim and/or transactions that include a grant of rights to such claim. Such increased amounts reflect the increased value of the Patent Rights upheld in such action. In the event that a Challenge Proceeding is partially or entirely successful, Licensee will have no right to recoup any amounts paid to Elkurt before or during the period of the challenge. Additionally, Licensee agrees to disburse any and all proceeds received from any Sublicense of the applicable Patent Rights throughout the duration of any such challenge to Elkurt, and agrees to reimburse Elkurt for all costs actually incurred by Elkurt in connection with the Challenge Proceeding. In the event that all or any portion of this Section 4.2.3 is invalid, illegal or unenforceable, then the parties will use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, gives effect to the intent of this Section 4.2.3.

4.3.4.    Know-How Products. To the extent that Net Sales or Non-Royalty Sublicense Income are generated from Know-How Products, the amounts otherwise due under Sections 4.2.1 and 4.2.2 shall be reduced by [####].

4.4.    Milestone Payments. Licensee agrees to pay Elkurt the milestone payments set forth in Exhibit A.

5.	Reports; Payments; Records.

5.1.    Reports and Payments.

5.1.1.    Reports. Within [####] days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated or in which the Licensee receives Non-Royalty Sublicense Income, Licensee shall deliver to Elkurt a report containing the following information (in each instance, with a Licensed Product-by-Licensed Product and country-by-country breakdown):

5.1.1.1.    the number of units of Licensed Products sold, leased or otherwise transferred by Related Entities for the applicable Calendar Quarter;

5.1.1.2.    the gross amount billed or invoiced for Licensed Products sold, leased or otherwise transferred by Related Entities during the applicable Calendar Quarter;

5.1.1.3.    a calculation of Net Sales for the applicable Calendar Quarter, including an itemized listing of allowable deductions;

5.1.1.4.    a detailed accounting of all Non-Royalty Sublicense Income received during the applicable Calendar Quarter; and

5.1.1.5.    the total amount payable to Elkurt in U.S. Dollars on Net Sales and Non-Royalty Sublicense Income for the applicable Calendar Quarter, together with the exchange rates used for conversion.

5.1.2.    Certification. Each such report shall be certified by or on behalf of Licensee as true, correct and complete in all material respects. If no amounts are due to Elkurt for a particular Calendar Quarter, the report shall so state.

5.1.3.    Payment. Within [####] after the end of each Calendar Quarter, Licensee shall pay Elkurt all amounts due with respect to Net Sales and Non-Royalty Sublicense Income for the applicable Calendar Quarter.

5.1.4.    Payment Currency. All payments due under this Agreement will be paid in U.S. Dollars. Conversion of foreign currency to U.S. Dollars will be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Calendar Quarter. Such payments will be without deduction of exchange, collection or other charges.

5.2.    Records. Licensee shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products that are made, used, sold, leased or transferred under this Agreement, any amounts payable to Elkurt in relation to such Licensed Products, and all Non-Royalty Sublicense Income received by Licensee and its Affiliates, which records shall contain sufficient information to permit Elkurt to confirm the accuracy of any reports or notifications delivered to Elkurt under Section 5.1. Licensee, its Affiliates and/or its Sublicensees, as applicable, shall retain such records relating to a given Calendar Quarter for at least [####] after the conclusion of that Calendar Quarter, during which time Elkurt will have the right, at its expense, to cause an independent, certified public accountant (or, in the event of a non-financial audit, other appropriate auditor) to inspect such records during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Licensee’s compliance with the terms hereof. The parties shall reconcile any underpayment or overpayment within [####] after the accountant delivers the results of the audit. If any audit performed under this Section 5.2 reveals an underpayment in excess of [####] in any calendar year, Licensee shall reimburse Elkurt for all amounts incurred in connection with such audit. Elkurt may exercise its rights under this Section 5.2 only once every year per audited entity and only with reasonable prior notice to the audited entity.

5.3.    Late Payments. Any payments by Licensee that are not paid on or before the date such payments are due under this Agreement will bear interest at the lower of (a) [####] per month and (b) the maximum rate allowed by law. Interest will accrue beginning on the first day following the due date for payment and will be compounded quarterly. Payment of such interest by Licensee shall not limit, in any way, Elkurt’s right to exercise any other rights or remedies Elkurt may have as a consequence of the lateness of any payment.

5.4.    Payment Method. Each payment due to Elkurt under this Agreement shall be paid by check or wire transfer of funds to Elkurt’s account in accordance with written instructions provided by Elkurt. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.

5.5.    Taxes. All amounts to be paid to Elkurt pursuant to this Agreement shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Sales.

6.	Patent Filing, Prosecution and Maintenance.

6.1.    Control. As provided in the license from Brown, Brown will be responsible, at the direction of Licensee and Elkurt, for the preparation, filing, prosecution, protection and maintenance of all Patent Rights, using independent counsel reasonably acceptable to Licensee. Elkurt, Pursuant to its rights under the Brown license, will: (a) instruct such counsel to furnish the Licensee with copies of all correspondence relating to the Patent Rights from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such correspondence in time for Licensee to review and comment on such response; (b) give Licensee an opportunity to review each patent application before filing; (c) consult with Licensee with respect thereto; (d) supply Licensee with a copy of the application as filed, together with notice of its filing date and serial number; and (e) keep Licensee advised of the status of actual and prospective patent filings. Elkurt shall give Licensee the opportunity to provide comments on and make requests of Elkurt concerning the preparation, filing, prosecution, protection and maintenance of the Patent Rights, and shall consider such comments and requests in good faith; provided, however, final decision-making authority shall vest in Elkurt.

6.2.    Expenses. Licensee shall reimburse Elkurt for all documented, out-of-pocket expenses incurred by Elkurt on and after the Effective Date with respect to the activities described in Section 6.1 within [####] after the date of each invoice from Elkurt for such expenses. In addition, Licensee shall reimburse Elkurt for all documented, out-of-pocket expenses incurred by Elkurt prior to the Effective Date with respect to the preparation, filing, prosecution, protection and maintenance of Patent Rights, which amount is [####], in eight (8) equal quarterly installments the first of which will be due eleven months after the Effective Date. Licensee hereby acknowledges agrees that (i) time is of the essence with regard to such payments, (ii) Licensee affirms its obligation to timely make such payments, and (iii) this Section 4 is a material term of this Amendment and Elkurt would not have entered into this Amendment but for Licensee’s acknowledgement and affirmation made hereunder. This Section 6.2 does not, and shall not be deemed to modify, diminish or expand any other obligation of Licensee under the License Agreement except as expressly set forth in this Amendment.

6.3.    Abandonment. If Licensee decides that it does not wish to pay for the preparation, filing, prosecution, protection or maintenance of any Patent Rights (including any claims therein) in a particular country (“Abandoned Rights”), Licensee shall provide Elkurt with prompt written notice of such election. Upon receipt of such notice by Elkurt, Licensee shall be released from its obligation to reimburse Elkurt for the expenses incurred thereafter as to such Abandoned Rights; provided, however, that expenses authorized prior to the receipt by Elkurt of such notice shall be deemed incurred prior to the notice. In the event of Licensee’s abandonment of any Patent Rights, any license granted by Elkurt to Licensee hereunder with respect to such Abandoned Rights will terminate, and Licensee will have no rights whatsoever to exploit such Abandoned Rights. Elkurt may thereafter issue licenses to third parties or otherwise dispose of the Abandoned Rights as it sees fit in its sole discretion without any obligation to account to or notify Licensee.

6.4.    Marking. Licensee shall mark, and shall cause its Affiliates and Sublicensees to mark, all Licensed Products sold or otherwise disposed of in such a manner as to conform with the patent laws and practice of the country to which such products are shipped or in which such products are sold for purposes of ensuring maximum enforceability of Patent Rights in such country.

6.5.    CREATE Act. Licensee shall not invoke the Cooperative Research and Technology Enhancement Act of 2004, as set forth under Title 35, Section 102(c) of the United States Code (the “CREATE Act”), in connection with the prosecution of patent applications owned or controlled by Licensee, and with respect to the Patent Rights or any other patent rights or subject matter owned or published by or on behalf of Elkurt, without first obtaining the prior written consent of Elkurt in each instance.

7.	Enforcement of Patent Rights.

7.1.    Notice. In the event Licensee or Elkurt (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) becomes aware of any possible or actual infringement of any Patent Rights in the Field (an “Infringement”), that party shall promptly notify the other party and provide it with details regarding such Infringement.

7.2.    Suit by Licensee. Licensee shall have the first right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. Before Licensee commences an action with respect to any Infringement, Licensee shall consider in good faith the views of Elkurt and potential effects on the public interest in making its decision whether to sue. Should Licensee elect to bring suit against an infringer, Licensee shall keep Elkurt reasonably informed of the progress of the action and shall give Elkurt a reasonable opportunity in advance to consult with Licensee and offer its views about major decisions affecting the litigation. Licensee shall give careful consideration to those views, but shall have the right to control the action; provided, however, that if Licensee fails to defend in good faith the validity and/or enforceability of the Patent Rights in the action or, or if Licensee’s license to any Patent Rights in the suit terminates, Elkurt may elect to take control of the action pursuant to Section 7.3. Should Licensee elect to bring suit against an infringer and Elkurt is joined as party plaintiff in any such suit, Elkurt shall have the right to approve the counsel selected by Licensee to represent Licensee and Elkurt, such approval not to be unreasonably withheld. The expenses of such suit or suits that Licensee elects to bring, including any expenses of Elkurt incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Licensee and Licensee shall hold Elkurt free, clear and harmless from and against any and all costs of such litigation, including reasonable attorneys’ fees. Licensee shall not compromise or settle such litigation without the prior written consent of Elkurt, which consent shall not be unreasonably withheld or delayed. In the event Licensee exercises its right to sue pursuant to this Section 7.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Elkurt shall receive an amount equal to [####] of such funds and the remaining [####] of such funds shall be retained by Licensee.

7.3.    Suit by Elkurt. If Licensee does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 7.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within ninety (90) days after receipt of notice to Licensee by Elkurt of the existence of an Infringement, Elkurt may elect to do so. Should Elkurt elect to bring suit against an infringer and Licensee is joined as party plaintiff in any such suit, Licensee shall have the right to approve the counsel selected by Elkurt to represent Elkurt and Licensee, such approval not to be unreasonably withheld. The expenses of such suit or suits that Elkurt elects to bring, including any expenses of Licensee incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Elkurt and Elkurt shall hold Licensee free, clear and harmless from and against any and all costs of such litigation, including reasonable attorneys’ fees. Elkurt shall not compromise or settle such litigation without the prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed. In the event Elkurt exercises its right to sue pursuant to this Section 7.3, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Licensee shall receive an amount equal to [####] of such funds and the remaining [####] of such funds shall be retained by Elkurt.

7.4.    Own Counsel. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Section 7 by the other party to address any Infringement.

7.5.    Cooperation. Each party agrees to cooperate fully in any action under this Section 7 that is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

7.6.    Declaratory Judgment. If a declaratory judgment action is brought naming a Related Entity as a defendant and alleging invalidity or unenforceability of any claims within the Patent Rights, Licensee shall promptly notify Elkurt in writing and Elkurt may elect, upon written notice to Licensee within [####] after Elkurt receives notice of the commencement of such action, to take over the sole defense of the invalidity and/or unenforceability aspect of the action at its own expense.

8.	Warranties; Limitation of Liability.

8.1.    Compliance with Law. Licensee represents and warrants that it will comply, and will ensure that other Related Entities comply, with all local, state, and international laws and regulations relating to the development, manufacture, use, sale and importation of Licensed Products. Without limiting the foregoing, Licensee represents and warrants that it will comply, and will ensure that other Related Entities comply, with all United States export control laws and regulations.

8.2.    No Warranty.

8.2.1.    NOTHING CONTAINED HEREIN SHALL BE DEEMED TO BE A WARRANTY BY ELKURT THAT IT CAN OR WILL BE ABLE TO OBTAIN PATENTS ON PATENT APPLICATIONS INCLUDED IN THE PATENT RIGHTS, OR THAT ANY OF THE PATENT RIGHTS WILL AFFORD ADEQUATE OR COMMERCIALLY WORTHWHILE PROTECTION.

8.2.2.    ELKURT MAKES NO WARRANTIES WHATSOEVER AS TO THE COMMERCIAL OR SCIENTIFIC VALUE OF THE LICENSED RIGHTS. ELKURT MAKES NO REPRESENTATION THAT THE PRACTICE OF THE PATENT RIGHTS, KNOW-HOW OR THE DEVELOPMENT, MANUFACTURE, USE, SALE OR IMPORTATION OF ANY LICENSED PRODUCT, OR ANY ELEMENT THEREOF, WILL NOT INFRINGE THE PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

8.2.3.    EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, PATENTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

8.3.    Limitation of Liability.

8.3.1.    Except with respect to matters for which Licensee is obligated to indemnify Elkurt under Section 9, none of the parties hereto will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute goods, technology or services.

8.3.2.    Notwithstanding anything express or implied to the contrary herein, Elkurt’s aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter under any contract, negligence, strict liability or other legal or equitable theory will not exceed the amounts actually paid to Elkurt under this Agreement.

9.	Indemnification and Insurance.

9.1.    Indemnity.

9.1.1.    Indemnity. Licensee shall indemnify, defend, and hold harmless Elkurt, Brown and their officers, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning or arising from (a) any product, process, or service that is made, used, sold, imported, or performed pursuant to any right or license granted under this Agreement, or (b) any actual or threatened breach of this Agreement by Licensee or any Sublicense by Licensee or the Sublicensee.

9.1.2.    Procedure. The Indemnitees shall provide Licensee with prompt written notice of any claim, suit or action for which indemnification is sought; provided that the failure of an Indemnitee so to notify Licensee will relieve Licensee from liability for indemnification only if and to the extent such failure materially compromises Licensee’s defense of such claim, suit or action. Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to Elkurt to defend against any such claim, suit or action. The Indemnitees shall cooperate fully with Licensee in such defense, at Licensee’s expense, and will permit Licensee to conduct and control such defense and the disposition of any such claim, suit, or action; provided that (i) Licensee shall not settle any such claim, suit or action without the prior written consent of Elkurt, which consent shall not be unreasonably denied, and (ii) any Indemnitee shall have the right to retain its own counsel, at the expense of Licensee, if representation of such Indemnitee by the counsel retained by Licensee would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. Licensee agrees to keep Elkurt informed of the progress in the defense and disposition of such claim, suit or action and to consult with Elkurt with regard to any proposed settlement.

9.2.    Insurance.

9.2.1.    Beginning on the earliest of the time any Licensed Product is being tested in humans or commercially distributed or sold by Licensee, or by an Affiliate, Sublicensee or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain reasonable levels of commercial general liability insurance in amounts sufficient to cover Licensee’s indemnification obligations hereunder and naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide: (a) product liability coverage and (b) broad form contractual liability coverage for Licensee’s indemnification obligations under this Agreement.

9.2.2.    Elkurt may periodically evaluate the adequacy of the minimum coverage of insurance specified herein. Elkurt reserves the right to require Licensee and/or its Affiliates and Sublicensees to adjust the insurance coverage by modifying the types of required coverage and/or the limits of Licensee’s insurance coverage if the coverage is deemed by Elkurt to be inadequate given the risks and circumstances, provided that any modified coverage required by Elkurt must in any event be commercially reasonable in the circumstances.

9.2.3.    The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations or otherwise under this Agreement.

9.2.4.    Licensee shall provide Elkurt with written evidence of such insurance upon request of Elkurt. Licensee shall provide Elkurt with written notice at least [####] prior to the cancellation, non-renewal or material adverse change in such insurance. If Licensee does not obtain replacement insurance providing comparable coverage within [####] of any such cancellation, non-renewal or material adverse change, Elkurt shall have the right to terminate this Agreement effective upon notice to Licensee, without limiting any other rights or remedies available to Elkurt.

9.2.5.    Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (a) the period that any Licensed Product is being commercially distributed or sold by Licensee, or an Affiliate, Sublicensee or agent of Licensee; and (b) a reasonable period after the period referred to in (a) above which in no event shall be less than [####].

10.	Term and Termination.

10.1.    Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 10, shall continue in full force and effect until the later of (i) the expiration of the last to expire Valid Claim; and (ii) [####].

10.2.    Termination.

10.2.1.    Termination Without Cause. Licensee may terminate this Agreement upon [####] prior written notice to Elkurt.

10.2.2.    Termination for Default.

10.2.2.1.    In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within [####] after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach.

10.2.2.2.    If Licensee materially defaults in its obligations under Section 9.2 to procure and maintain insurance or, if Licensee has in any event materially failed to comply with the notice requirements contained therein, then Elkurt may terminate this Agreement immediately without notice or additional waiting period.

10.2.2.3.    Elkurt shall be entitled to terminate this Agreement in accordance with the provisions of Section 3.4;

10.2.2.4.    In the event that Licensee fails to raise at least [####] in equity financing by [####], Elkurt shall be entitled to immediately terminate this Agreement at any time and for any reason thereafter.

10.2.3.    Bankruptcy. Elkurt may terminate this Agreement upon notice to Licensee if Licensee becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against Licensee and not dismissed within [####], or if Licensee becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

10.3.    Effect of Termination.

10.3.1.    Termination of Rights. Upon termination of this Agreement by either party pursuant to any of the provisions of Section 10.2: (a) the rights and licenses granted to Licensee under Section 2 shall terminate, all rights in and to and under the Licensed Rights will revert to Elkurt and neither Licensee nor its Affiliates may make any further use or exploitation of the Licensed Rights, including, without limitation, the commercialization of Know-How Products; and (b) any existing agreements that contain a Sublicense shall terminate to the extent of such Sublicense; provided, however, that, for each Sublicensee, upon termination of the Sublicense agreement with such Sublicensee, if the Sublicensee is not then in breach of its Sublicense agreement with Licensee such that Licensee would have the right to terminate such Sublicense, such Sublicensee shall have the right to seek a license from Elkurt. Elkurt may, in its sole discretion, agree to grant a license to such Sublicensee. Elkurt agrees to negotiate such licenses in good faith under reasonable terms and conditions, which shall not impose any representations, warranties, obligations or liabilities on Elkurt that are not included in this Agreement.

10.3.2.    Accruing Obligations. Termination or expiration of this Agreement shall not relieve the parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration. After the date of termination or expiration (except in the case of termination by Elkurt pursuant to Section 10.2), for a period not to exceed [####], Related Entities (a) may sell Licensed Products then in stock and (b) may complete the production of Licensed Products then in the process of production and sell the same; provided that, in the case of both (a) and (b), Licensee shall pay the applicable royalties, considerations and payments to Elkurt in accordance with Section 4, provide reports and audit rights to Elkurt pursuant to Section 5 and maintain insurance in accordance with the requirements of Section 9.2.

10.4.    Survival. The parties’ respective rights, obligations and duties under Sections 5, 9, 10, and 11 and Sections 4.2, 8.1, 8.3, 9.1 and 9.2, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement. In addition, Licensee’s obligations with respect to Sublicenses granted prior to termination of the Agreement shall survive termination.

11.	Confidentiality.

11.1.    Definition. “Confidential Information” means any scientific, technical, trade or business information disclosed by or on behalf of (a) Elkurt and/or other representatives to Licensee or (b) Licensee to Elkurt; in the case of either (a) or (b), provided that such information is marked as confidential or (if disclosed orally) is reduced to a written summary marked as confidential and delivered to the recipient within [####] after disclosure. Notwithstanding the above, “Confidential Information” shall not include information to the extent such information: (i) was known to the recipient at the time it was disclosed, other than by previous disclosure by or on behalf of the discloser, as evidenced by the recipient’s written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement or any other agreement; (iii) is lawfully and in good faith made available to the recipient by a third party who is not subject to obligations of confidentiality to the other party with respect to such information; or (iv) is independently developed by the recipient without the use of or reference to the other party’s Confidential Information, as demonstrated by documentary evidence.

11.2.    Nondisclosure of Confidential Information. Without the other party’s express prior written consent, except as expressly permitted by this Agreement, the recipient shall not directly or indirectly publish, disseminate or otherwise disclose, deliver or make available to any person outside its organization any of the other party’s Confidential Information during the term of this Agreement and for [####] thereafter. Notwithstanding, the recipient may disclose the other party’s Confidential Information to persons within its organization and Related Entities who have a need to receive such Confidential Information in order to further the purpose of this Agreement and who are bound by confidentiality and non-use obligations comparable to those set forth in this Agreement.

11.3.    Required Disclosure. If required by law, the recipient may disclose the other party’s Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that: (a) the recipient shall immediately notify the other party and take reasonable steps to assist the other party in contesting such request, requirement or order or otherwise protecting the other party’s rights, and (b) the recipient limits the scope of such disclosure only to such portion of such Confidential Information which is legally required to be disclosed.

11.4.    Return of Confidential Information. Upon a party’s request, the other party shall promptly return all of the requesting party’s Confidential Information and return or destroy all copies, summaries, synopses or abstracts of such Confidential Information in its possession (whether in written, graphic or machine-readable form), or, if it is not feasible to return or destroy the Confidential Information (i.e., information stored on computer system back-up media), the Confidential Information so retained shall continue to be subject to this Agreement; provided, however, that the recipient may keep one copy of the other party’s Confidential Information in its confidential files solely for the purpose of monitoring its rights and obligations under this Agreement.

12.	Miscellaneous.

12.1.    Preference for United States Industry. In the case of “subject inventions” (as defined in 35 U.S.C. §201), during the period of exclusivity of this license in the United States, Licensee shall comply with 37 C.F.R. § 401.14 (i) or any successor rule or regulation.

12.2.    No Security Interest. Licensee shall not enter into any agreement under which Licensee grants to or otherwise creates in any third party a security interest in this Agreement or any of the rights granted to Licensee herein. Any grant or creation of a security interest purported or attempted to be made in violation of the terms of this Section shall be null and void and of no legal effect.

12.3.    Use of Name. Licensee shall not, and shall ensure that its Affiliates and Sublicensees shall not, use the name of Elkurt or Brown, or the name of any of their officers, faculty, employees or other researchers or students, or any adaptation of such names, in any advertising, promotional or sales literature, including without limitation any press release or any document employed to obtain funds, without the prior written approval of Elkurt or Brown as the case may be. This restriction shall not apply to any information required by law to be disclosed to any governmental entity.

12.4.    Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

12.5.    Notices. Unless otherwise specifically provided, any notice, request, instruction or other document required by this Agreement shall be in writing and shall be deemed to have been given (a) if mailed with the United States Postal Service by prepaid, first class, certified mail, return receipt requested, at the time of receipt by the intended recipient, (b) if sent by Federal Express or other overnight carrier, signature of delivery required, at the time of receipt by the intended recipient, or (c) if sent by facsimile transmission, when so sent and when receipt has been acknowledged by appropriate telephone or facsimile receipt, addressed as follows, unless the parties are subsequently notified of any change of address in accordance with this Section 12.5:

If to Licensee:	[####]

If to Elkurt:	[####]

12.6.    Governing Law and Jurisdiction. The terms of this Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island without resort to conflict of laws rules. Each party irrevocably agrees that any action, suit or other legal proceeding against them shall be brought in a court of the State of Rhode Island or in the United States District Court

for Rhode Island. By execution and delivery of this Agreement, each party irrevocably submits to and accepts the jurisdiction of each of such courts and waives any objection (including any objection to venue, enforcement, or grounds of forum non conveniens) that might be asserted against the bringing of any such action, suit or other legal proceeding in such courts; provided, however that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent is granted.

12.7.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

12.8.    Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

12.9.    Counterparts. The parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original.

12.10.    Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

12.11.    No Agency or Partnership. Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute either party as agent for or partner of the other or any third party.

12.12.    Assignment and Successors. This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, except that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party to any purchaser of all or substantially all of its assets, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation; provided, in each case, that the assignee agrees in writing to be bound by the terms of this Agreement. Any assignment purported or attempted to be made in violation of the terms of this Section 12.12 shall be null and void and of no legal effect.

12.13.    Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including, without limitation, fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

12.14.    Interpretation. Each party hereto acknowledges and agrees that: (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement.

12.15.    Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

12.16.    Attorneys’ Fees. In the event of any action at law or in equity between the parties hereto to enforce any of the provisions hereof, each party shall bear its own costs.

13.	Recognition of Requirements of Brown License to Elkurt.

13.1.    Licensee has received a copy of the license from Brown to Elkurt. Said license requires that any sublicense granted by Elkurt contain certain provisions as stated in the Brown license. Licensee agrees that any such provision required by the Brown license to the extent not specifically stated in this License shall be deemed to be a part hereof and included herein.

13.2.    Licensee agrees that the provisions of Section 9 Indemnification and Insurance shall include Brown and Brown indemnitees.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Ocean Biomedical, Inc.		Elkurt, Inc.

By:	Chirinjeev Kathuria	By:	Jonathan Kurtis
	NAME		NAME

Title:	Chairman	Title:	President

Signature:		Signature:

Date:		Date:

EXHIBIT A

Development and Commercialization Milestone Payments

Milestone [Separate milestone payments are due on a Licensed Product-by-Licensed Product basis]	Payment
Filing of an IND or the equivalent outside the U.S.	[####]

Enrollment of first patient in a Phase I clinical trial in the U.S. or the equivalent trial outside the U.S.	[####]

Enrollment of first patient in a Phase II clinical trial in the U.S. or the equivalent trial outside the U.S.	[####]

Enrollment of first patient in a Phase III clinical trial in the U.S. or the equivalent trial outside the U.S.	[####]

First Regulatory Approval of Licensed Product in each of the U.S., Europe and Asia (milestone payment due up to three times total; one time for each such regulatory approval)	[####]

EXHIBIT A

EXHIBIT B

Development and Commercialization Plan

[####]

EXHIBIT B

Patent Rights

EXHIBIT C

Brown University Tech ID Number 2502

Pending U.S. PCT serial number US 2018/046845

EXHIBIT C

EXHIBIT D

Know-How

[####]

EXHIBIT D

Brown ID 2502 (Chit1) small molecule antifibrotic

FIRST AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT

This First Amendment to License Exclusive Agreement (this “Amendment”) is entered into as of March 21, 2021 (the “Amendment Date”), by and between Elkurt, Inc., a Rhode Island corporation with an address at 297 President Ave, Providence RI 02906 (“Elkurt”) and Ocean Biomedical Inc, a Delaware corporation with an address at 19W060 Avenue LaTours, Oak Brook, IL 60523 (“Licensee”).

WHEREAS, Elkurt and Licensee entered into an Exclusive License Agreement, subtitled, “BROWN ID 2502 - (Chit1) Small Molecule Antifibrotic” effective as of July 31, 2020 (the “License Agreement”); and

WHEREAS, Licensee desires to amend certain terms of the License Agreement, and Elkurt agrees to so amend the License Agreement, but only upon the terms and conditions set forth in this Amendment.

NOW, THEREFORE, Elkurt and Licensee, in consideration of the foregoing premises and the mutual promises herein, intending to be legally bound, hereby agree as follows:

1.    Sections 4.1. and 4.2. of the License Agreement (regarding Funding and the License Maintenance Fee are hereby deleted in their entirety and inserted in place thereof are new Sections 4.1. and 4.2. as follows:

4.1.    Funding. Licensee shall raise no less than [####] in equity financing on or before [####].

4.2.    License Maintenance Fee. Licensee shall pay Elkurt an Initial License Maintenance Fee within [####] of achieving the funding provided in Section 4.1. Said Initial License Maintenance Fee shall be [####] if paid by [####], but if not paid by [####], then said Initial License Maintenance Fee shall be [####]. Thereafter, beginning on [####] and each year thereafter, Licensee shall pay Elkurt an annual License Maintenance Fee of [####]. Beginning on [####], and every year thereafter said annual License Maintenance Fee shall be [####].

2    Section 10.2.2.4 of the License Agreement (regarding termination if certain fund raising is not achieved) is hereby amended by deleting the date “[####]” and inserting in place thereof the date, “[####].”

3    As amended by this Amendment, all provisions of the License Agreement remain in full force and effect and are hereby ratified and confirmed. All references to the License Agreement, wherever, whenever or however made or contained, are and shall be deemed to be references to the License Agreement as amended by this Amendment. Section 12.6 of the License Agreement (regarding Governing Law and Jurisdiction) is incorporated herein by reference and made a part hereof and shall govern this Amendment in all respects. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same instrument. The signatories may execute this Amendment by electronic means and signatures, copies of which shall each be deemed to be originals. This Amendment constitutes the entire understanding between the parties hereto with respect to the matters contained herein and this Amendment shall not be modified except in writing executed by all parties hereto.

IN WITNESS WHEREOF, the parties hereto execute this Amendment:

Ocean Biomedical, Inc.		Elkurt, Inc.

By:	Chirinjeev Kathuria	By:	Jonathan Kurtis
	NAME		NAME

Title:	Chairman	Title:	President

Signature:		Signature:

Date:		Date: